                    CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 9 under the Securities Act of 1933 and Amendment No. 10 under the Investment Company Act of 1940 to the registration statement on Form N-4 (the "Registration Statement") of our reports dated February 9, 1999 and February 20, 1998, relating to the financial statements of Connecticut General Life Insurance Company and the CG Variable Annuity Separate Account II, respectively, which appear in such Statement of Additional Information, and to the incorporation by reference of our reports into the Prospectus which constitutes part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such "Statement of Additional Information."




PRICEWATERHOUSECOOPERS LLP
Hartford, Connecticut
April 26, 1999